February 11, 2011

Dear Stockholder:

The economic downturn and residential real estate crisis in our country that occurred during the past few years has resulted in millions of people leaving their homes and entering the apartment rental market. Also, as stricter lending requirements are now in place, it has become more difficult for some potential home buyers to obtain a mortgage. We believe these factors have resulted in a significant shift away from home ownership and a move forward toward a strong demand for apartments and other multi-family assets in the near term. So, in this letter we have chosen to focus on our multi-family portfolio.

With Inland American being a diversified REIT, we have the ability to take full advantage of opportunities that may exist in asset classes that are recovering quicker due to their shorter leases, such as our multi-family portfolio. We believe that our multi-family portfolio is likely to perform well under these conditions in 2011. Also, capital markets on the commercial side have slowly begun to open as economic fundamentals continue to improve, and significant capital is earmarked for investment in apartments, which we believe may lead to profitable transactions for our stockholders from this asset class in the coming years.

Currently, our multi-family portfolio represents about 8 percent of our core assets, or $763 million. The portfolio consists of 27 properties, with 61percent located in the Houston, Dallas, and San Antonio areas. Metro areas in Texas have been singled out because no other state in the country has had a better track record for economic growth in the past 20 years.

In 2006, Inland American owned 256 multi-family units, today that number is 9,790 with an average age of 7 ½ years. On September 30, 2010, Inland American’s multi-family portfolio recorded an 89 percent average occupancy rate, up 5 percent from the end of 2009. As you can see by the chart below, our revenue growth for this asset class has increased along with our acquisitions. As of September 30, 2010, our multi-family portfolio revenue surpassed 2009’s total revenue for the year, and as occupancy rates and rental revenue per unit continue to improve, we expect this asset class to perform well in 2011.

** Annualized 3rd quarter revenues

Another source of income growth for the multi-family asset class is newly constructed units and developments becoming available for leasing. One example of this is our University of Central Florida (“UCF”) student housing development. This development is on one of the largest and fastest growing campuses in the country. Enrollment at UCF has increased 60 percent in the past decade to over 56,000 students. For this 996 bed development, expected to be completed in the fall of 2012, our construction costs are coming in roughly 25 percent less than our original estimates because of current market conditions. We look forward to exciting results from this project in the future.

-more-

At Inland American, we believe the successful execution of our business strategy has set the stage for sustainable income growth for our company. The most immediate sources of increased revenue are higher rates of occupancy and potential increases in rents. As the nation’s economy continues to improve, we expect these sources to take a firm hold on our portfolio in 2011.

1099s

Form 1099-DIVs were mailed to stockholders on or before January 31, 2011 by DST Systems, Inc., Inland American’s transfer agent. If your investment is held in a retirement account, such as an IRA, SEP or ROTH, your custodian will provide you with any necessary tax information. Your account information, including tax information, may be accessed on Inland American’s website at www.inlandamerican.com  by selecting Investor Relations. If you do not have a user name and password, you may register for one online. For the year ended December 31, 2010, we paid distributions of approximately $417 million. Of that amount, approximately 66.15 percent will be treated as non-dividend distributions for income tax purposes only.

Please consult your tax professional with any questions regarding the filing of your individual tax return. We are unable to provide tax or legal advice. If you require a duplicate Form 1099 or have any questions with regard to your Form 1099, please contact Inland Customer Service at 800.826.8228 or fax your written request to 630.218.4955. If faxing a request, please include a contact number in case we have any questions.

Cash Distribution

We have enclosed your cash distribution equaling $0.04167 per share for the month of January 2011, paid at an annualized rate equal to $0.50 per share. This equates to a 5 percent annualized yield on a share purchase price of $10.00 and a 6.2 percent annualized yield on our estimated per share value and our Distribution Reinvestment Plan purchase price of $8.03. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

We appreciate your investment in Inland American Real Estate Trust, Inc. If you have any questions, please contact your financial advisor or Inland Customer Service at 800.826.8228.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Brenda Gail Gujral
Chairman of the Board	President

Enclosure

cc:  Trustee

       Broker Dealer

       Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.